UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2005

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Texas	333-62216	74—3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1116 S. OLD TEMPLE ROAD
LORENA, TEXAS 76655
(Address of principal executive offices / Zip Code)

512-583-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 3.02          Unregistered Sales of Equity Securities

On July 13, 2005, Health Discovery Corporation (the “Company”) completed the extension of a private sale of common stock to certain institutional investors and individual accredited investors at an offering price of $0.16 per share. The extension raised an additional $1,935,000 of common stock to certain institutional investors and individual accredited investors at the same offering price of $0.16 per share. For every share of common stock purchased, each investor received warrants to purchase one share of the Company’s common stock at $0.24 per share.

The Company entered into purchase agreements with each of the investors. Under each agreement, the Company agreed to use its best efforts to file a registration statement to register the shares of common stock and the shares underlying the warrants issued and sold to the investors and to use its best efforts to cause the registration statement to be declared effective.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration.

The shares and the warrants described above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Based on the information provided by each of the investors, all investors qualify as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).

Pursuant to the terms of various placement agency agreements by and between the Company and placement agents, the Company will pay a cash fee of approximately $63,000 and will issue warrants to acquire 278,125 shares of common stock to the placement agents, and or their designees. The warrants were issued as consideration for services as the Company’s placement agents. The warrants were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

This announcement is not an offer to sell securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: July 19, 2005	By:	/s/ Stephen Barnhill
Stephen Barnhill Chief Executive Officer